Exhibit 99.1

HUTCHINSON TECHNOLOGY REPORTS FOURTH QUARTER RESULTS

Program Ramps Partially Offsetting Market Weakness

HUTCHINSON, Minn., Nov. 8, 2012 – Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported a net loss of $14.7 million, or $0.62 per share, on net sales of $63.6 million for its fiscal fourth quarter ended September 30, 2012.  Excluding certain items, the company’s non-GAAP net loss for the quarter was $13.0 million or $0.54 per share.

In the preceding quarter, the company reported a net loss of $13.9 million, or $0.59 per share, on net sales of $61.0 million. Excluding certain items, the non-GAAP net loss in the preceding quarter was $14.6 million, or $0.62 per share.  For a detailed reconciliation of GAAP to non-GAAP results, see accompanying financial statements.

The company’s suspension assembly shipments totaled 105.2 million in the 14-week fiscal 2012 fourth quarter, down 2 percent on a weekly shipment basis compared with 100.1 million in the 13-week fiscal 2012 third quarter.  Decreased shipments of suspensions for enterprise applications were partially offset by an increase in shipments of suspensions for mobile applications.

Industry sources estimate that disk drive shipments in the quarter ended in September declined by approximately 11 percent compared with the preceding quarter.  “Increased allocations on existing programs and participation on new program ramps are helping us offset near-term market weakness,” said Rick Penn, Hutchinson Technology’s president and chief executive officer.

Average selling price in the fiscal 2012 fourth quarter was $0.58, flat with both the preceding quarter and the prior year’s fourth quarter.  Dual-stage actuated (DSA) suspensions, which carry a higher selling price and are costlier to manufacture, increased to 5 percent of the company’s product mix from 1 percent in the preceding quarter.  The company expects its product mix to continue to shift toward DSA suspensions for new disk drive programs throughout fiscal 2013.

The company incurred a gross loss of $0.2 million in the fiscal 2012 fourth quarter, an improvement of $1.0 million compared to the preceding quarter.  Despite lower production volume and resulting lower fixed cost leverage than in the preceding quarter, gross margin benefited from a higher mix of TSA+ suspensions and from measures taken to control costs, including a one-week shutdown in early July.

Penn said that about half of the pre-flood production capacity at the company’s Thailand assembly operation is now installed.  “We are ramping our Thai operations as planned and program qualifications are in progress,” said Penn.  “We currently expect to have approximately one-half of our total assembly output coming from our Thailand assembly operation by the end of our fiscal 2013 third quarter.”

Cash and investments at the end of the 2012 fourth quarter totaled $54.9 million, down from $61.7 million at the end of the preceding quarter.  Cash generated by operations totaled $2.5 million in the fiscal 2012 fourth quarter, and capital expenditures totaled $6.3 million.  For fiscal 2013, the company currently estimates capital spending will total $15 million to $20 million.

Regarding the company’s outlook, Penn said the company expects fiscal 2013 first quarter suspension assembly shipments to be 100 million to 105 million, an increase of 2 to 7 percent on a weekly basis compared with the 14-week fiscal 2012 fourth quarter.  Hard disk drive shipments in this period are expected to be about flat with the preceding quarter.  “Overall, we are encouraged by our position on new and existing disk drive programs,” said Penn. “Looking ahead, we expect our financial results to benefit from higher volume and improved fixed cost leverage, increased adoption of DSA suspensions, the cost advantages we will realize as we increase output from our Thailand assembly operation, and our continued focus on cost reduction.”

Hutchinson Technology to Host Conference Call
The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time today.  Individual investors and news media may participate in the conference call live via the webcast, which will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com/investors.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology
Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  The company’s Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives.  The company’s BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding demand for and shipments of disk drives, disk drive components and the company’s products, product mix, production capability and costs, operating performance, assembly operations in Thailand, cost reductions, capital spending and financial results.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand, changes in the company’s ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	September 30,	September 25,	September 30,	September 25,
	2012	2011	2012	2011

Net sales	$63,626	$74,385	$248,589	$278,090
Cost of sales	63,867	69,249	245,068	267,739
Gross (loss) profit	(241)	5,136	3,521	10,351

Research and development expenses	4,088	3,107	16,474	14,592
Selling, general and administrative
expenses	6,866	7,931	28,398	40,844
Severance and other expenses	-	352	(711)	6,745
Debt refinancing costs	201	-	4,127	-
Flood-related costs, (net of insurance recoveries)	546	-	(4,640)	-
Loss from operations	(11,942)	(6,254)	(40,127)	(51,830)

Other income, net	1,273	211	1,646	1,868
Gain on extinguishment of long-term debt	-	2,915	5,897	8,382
Interest Income	39	74	131	188
Interest expense	(4,016)	(4,054)	(16,551)	(15,065)
Gain on short- and long-term investments	-	-	567	978
Loss before income taxes	(14,646)	(7,108)	(48,437)	(55,479)

Provision for income taxes	85	85	205	86

Net loss	$(14,731)	$(7,193)	$(48,642)	$(55,565)

Basic loss per share	$(0.62)	$(0.31)	$(2.06)	$(2.38)

Diluted loss per share	$(0.62)	$(0.31)	$(2.06)	$(2.38)

Weighted-average common shares outstanding	23,884	23,383	23,565	23,377

Weighted-average diluted shares outstanding	23,884	23,383	23,565	23,377

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	September 30,	September 25,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$53,653	$57,554
Short-term investments - restricted	1,200	1,612
Trade receivables, net	21,438	44,998
Other receivables	3,880	7,064
Inventories	41,432	55,018
Other current assets	7,203	4,312
Total current assets	128,806	170,558
Property, plant and equipment, net	202,468	223,134
Other assets	5,014	7,313
	$336,288	$401,005

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Current maturities of long-term debt, net of discount	$11,698	$10,681
Accounts payable	13,982	18,373
Accrued expenses	6,350	7,759
Accrued compensation	9,656	12,431
Total current liabilities	41,686	49,244
Long-term debt, net of discount	125,232	144,159
Other long-term liabilities	1,540	1,280
Shareholders' equity:
Common stock $.01 par value, 100,000,000 shares
authorized, 23,900,000 and 23,387,000
issued and outstanding	239	234
Additional paid-in capital	430,448	419,984
Accumulated other comprehensive (loss) income	(129)	190
Accumulated loss	(262,728)	(214,086)
Total shareholders' equity	167,830	206,322
	$336,288	$401,005

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	September 30,	September 25,
	2012	2011
Operating activities:
Net loss	$(48,642)	$(55,565)
Adjustments to reconcile net loss to
cash provided by (used for) operating activities:
Depreciation and amortization	41,459	48,086
Stock-based compensation	1,979	1,870
Gain on short- and long-term investments	(567)	(978)
Loss on disposal of assets	418	1,182
Asset impairment charge	8,537	-
Non-cash interest expense	5,467	7,576
Gain on extinguishment of debt	(5,897)	(8,382)
Severance and other expenses	(1,741)	1,741
Changes in operating assets and liabilities	37,079	1,932
Cash provided by (used for) operating activities	38,092	(2,538)

Investing activities:
Capital expenditures	(27,880)	(13,506)
Change in restricted cash	(2,799)	(2,620)
Purchases of marketable securities	(2,813)	(12,412)
Sales / maturities of marketable securities	3,789	60,440
Cash (used for) provided by investing activities	(29,703)	31,902

Financing activities:
Proceeds from issuance of common stock	-	2
Repayments of revolving credit line	(311,771)	(4,932)
Proceeds from revolving credit line	301,362	15,341
Repayments of debt	(37,154)	(34,370)
Proceeds from private placement of debt	39,400	-
Debt refinancing costs	(4,127)	(3,490)
Cash used for financing activities	(12,290)	(27,449)

Net (decrease) increase in cash and cash equivalents	(3,901)	1,915

Cash and cash equivalents at beginning of period	57,554	55,639

Cash and cash equivalents at end of period	$53,653	$57,554

Hutchinson Technology Incorporated
Earnings Per Share Calculation - Unaudited
(In thousands, except per share data)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	September 30,	September 25,	September 30,	September 25,
	2012	2011	2012	2011

Net loss (A)	$(14,731)	$(7,193)	$(48,642)	$(55,565)

Weighted average common shares outstanding (B)	23,884	23,383	23,565	23,377
Dilutive potential common shares	-	-	-	-
Weighted average common and diluted shares
outstanding (C)	23,884	23,383	23,565	23,377

Basic loss per share [(A)/(B)]	$(0.62)	$(0.31)	$(2.06)	$(2.38)
Diluted loss per share [(A)/(C)]	$(0.62)	$(0.31)	$(2.06)	$(2.38)

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Thirteen Weeks Ended
	September 30,	June 24,	September 25,
	2012	2012	2011

Net loss - GAAP	$(14,731)	$(13,890)	$(7,193)
Add flood-related costs	546	3,647	-
Add severance and other expenses	-	-	352
Add debt refinancing costs	201	426	-
Subtract gain on extinguishment of debt	-	(5,897)	(2,915)
Add accelerated depreciation	-	-	152
Add non-cash interest expenses	980	1,095	1,685
Net loss - Adjusted	$(13,004)	$(14,619)	$(7,919)

Net loss per common share – GAAP:

Basic loss per share	$(0.62)	$(0.59)	$(0.31)
Diluted loss per share	$(0.62)	$(0.59)	$(0.31)

Net loss per common share – Adjusted:

Basic loss per share	$(0.54)	$(0.62)	$(0.34)
Diluted loss per share	$(0.54)	$(0.62)	$(0.34)

Weighted average common and common equivalent shares outstanding:

Basic	23,884	23,575	23,383
Diluted	23,884	23,575	23,383

Net loss per common share basic and diluted, is calculated by dividing net income by weighted average common and common equivalent shares outstanding basic and diluted, respectively.